Exhibit 99.1

Altair Nanotechnologies Announces 4:1 Reverse Stock Split

RENO, NV – November 1, 2010 – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today announced that its Board of Directors has approved a 4-for-1 share consolidation ratio, or reverse stock split ratio (one post-consolidation share for every four pre-consolidation shares), that will become effective immediately following the closing of trading on November 15, 2010.  The consolidated common shares will begin trading on a post-consolidation basis on November 16, 2010 on the NASDAQ Capital Market.

“The primary objective in effecting the reverse stock split at this time is to better enable the Company to maintain its listing on the NASDAQ Capital Market and to attract a broader range of investors to the Company,” said Terry Copeland, President and Chief Executive Officer of Altair Nanotechnologies.

Based on 108,062,315 shares outstanding at September 30, 2010 and excluding the effects of rounding of fractional shares, the number of outstanding shares following the 4:1 consolidation would be 27,015,578.  Any fractional shares will be rounded up to the nearest whole share.  The exercise price and the number of shares of common stock issuable under the Company’s outstanding warrants and stock options will be proportionately adjusted to reflect the reverse stock split.

Registered stockholders immediately following the closing of trading on November 15, 2010 will receive a Letter of Transmittal from the Company’s transfer agent, Equity Financial Trust Company, with specific instructions regarding the exchange of shares.  Shareholders that hold shares as beneficial owners, will have their holdings electronically adjusted by their brokers or banks that hold the shares in street name for their benefit.

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nev. with manufacturing in Anderson, Ind., Altairnano is a leading provider of fast response battery systems technology. Altairnano’s lithium-titanate based battery systems are among the highest performing in the world, and are used primarily to provide regulation and renewable integration in the areas of mass transit and stationary power. For more information, please visit Altairnano at www.altairnano.com.

For Additional Information:
Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310.541.6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310.541.6824
therbert@cleantech-ir.com
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